Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-4 of Whitestone REIT of our report dated March 1, 2011 with respect to the consolidated financial statements of Whitestone REIT included in the annual report on Form 10-K for the year ended December 31, 2010.   Additionally, we consent to the use in the Registration Statement on Form S-4 of Whitestone REIT of our report dated March 31, 2011 with respect to the consolidated balance sheets of Whitestone REIT Operating Partnership, L.P. as of December 31, 2010 and 2009 and the related consolidated statements of operations  and comprehensive income (loss), changes in partners’ capital, and cash flows for each of the years in the three year period ending December 31, 2010 included herein.   We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
July 15, 2011